EXHIBIT 99.2
DATATRAK International, Inc.
Teleconference May 8, 2008 at 4:30 PM ET
First Quarter 2008 Earnings Results

Speakers:	Dr. Jeffrey A. Green, Pharm.D. FCP, President and Chief Executive Officer Mr. Ray Merk, Chief Financial Officer

OPERATOR:	Good afternoon and welcome to the DATATRAK International 2008 First Quarter Earnings Conference Call. All participants will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. An Operator will give instructions on how to ask your questions at that time. If you should need assistance during the Conference, please signal an Operator by pressing “*” then “0” on your touchtone phone. Please note this Conference is being recorded.

Before beginning the Conference, DATATRAK management would like to remind you that in discussing the company’s performance today, there will be included some “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to future events and expectations involve known and unknown risks and uncertainties. DATATRAK’s results or actions may differ materially from those projected in the “forward-looking” statements. For a summary of specific risks that could cause results to differ materially from those expressed in the “forward-looking” statements, see DATATRAK’s Form 10-K for the year ended December 31, 2007 filed with the SEC. Now I would like to turn the Conference over to Dr. Jeff Green. Dr. Green, please go ahead.

DR. JEFFREY GREEN:	Thank you Dani. Welcome everyone to our Conference Call for the First Quarter of 2008. Before I begin with our normal Financial Summary, followed by the discussion for this Quarter, I would like to begin with a brief re-emphasis on how we positioned our expectations for 2008 on the last Call. From the actions in the stock market over the past couple of weeks, there appears to be justification for revisitation of these points. In our last Conference Call we stated that we were encouraged by early signs of a building sales momentum and we looked forward to returning the company to a positive sales growth trend in 2008. We further stated that we felt we were in the early phases of coming through what by all accounts was one of the most difficult periods in DATATRAK’s history and while challenges and uncertainties still confront us, we were increasingly encouraged about our future potential and our early positive results. Our business at the time of our last Call was moving in such a direction that we believed 2008 would place us back on a positive sales growth trend. During the Fourth Quarter, we sold $4.1 Million dollars of new backlog and during this First Quarter of 2008; we added just under $3.0 Million dollars of new backlog. We did see several of the larger opportunities in our pipeline shift into the Second or Third Quarter of this year that we previously thought would land in this First Quarter but shifts to the right and project signings and initiations are common and a part of this industry and they not be viewed in any way as a setback or a disappointment with our revived sales efforts. The clients in which these shifts have occurred have awarded other new projects to us during this First Quarter, indicating that our relationships with them are strong. In the last Call, we were also careful to frame our anticipated return to growth as a gradual but a positive trend, stating that it was certainly possible that as we progressed through the remainder of 2008 and beyond, a particular Quarter sales may not necessarily be greater than the prior, however looking out, the trend should be progressively upward. I am pleased to report today that during this First Quarter, we continued to make further progress towards achieving our recovery goals for 2008. We remained committed to returning the company to a cash flow and positive environment with the associated improvements in gross margins as quickly as possible and rather than projecting or predicting when this may occur, we will let the numbers speak for themselves as we progress through the coming Quarters.

We can now begin with the Financial Summary on the First Quarter. This will be followed by some brief development updates and as usual, we will leave plenty of time for Q&A.

The Financial Results. Reflective of the outlook and background we just detailed for you now, we are pleased to be able to report our First Sequential Quarter early revenue growth in quite some time, going from $1.8 Million in the Fourth Quarter of ‘07 to $2.1 Million during the First Quarter of this year. This $2.1 Million compared to $3.5 Million for the First Quarter of 2007 and represents a 41% decrease year-over-year. The gross profit margin for the First Quarter was 55% compared to 62% the same period a year ago. However, this 55% value was an improvement over the Fourth Quarter of ‘07 where it was 48%. With the growth in business volume in the face of our reduced expenditure levels brought about by the actions we took in 2007, we look forward to continuing to bring our gross profit margins back to where they have historically centered around the 70% range. Because of our actions to reduce costs in 2007, we currently have the advantage of significant financial leverage with progressively increasing business flow, which we are working hard to achieve in 2008. These improvements in gross profit margin are also a reflection of fixed license payments as part of the recent Enterprise deals, which are revenue streams that carry high gross profit margins in and of themselves.

The net loss for the Quarter was $2.2 Million or $0.16 per share, basic and diluted. This compared with a net loss of $1.9 Million or $0.16 per share on a basic and diluted basis for the same period in 2007.

Cash flow from Operations during the Fourth Quarter was a negative $2.1 Million and cash balance at the end of the First Quarter was approximately $6.0 Million.

Backlog at the end of the First Quarter improved to $13.9 Million. Backlog at the end of December of 2007 was $13.0 Million and backlog as of today is approximately $12.9 Million.

I would like to mention some operational statistics that we normally talk about on our Calls. Since these questions are normally asked in the Q&A section on operational statistics and because this Call is one of our more brief ones, I thought we would address some of these before they are asked in order to be efficient with our time.

We added 15 new clinical trials during the First Quarter. Fourteen (14) were from customers and one was from a new client. Because of excellence in delivery by our Operational Team, the new client has requested a new bid for a second project with us during this current Quarter. We also had the same number of trials conclude during the First Quarter, leaving our net number of revenue generating trials approximately 80. Our hit rate percentage has remained about the same in the 20-25% range across the board. Our number of clients remains around 30. Our average trial size for the Quarter was approximately $124,000, exclusive of the Enterprise deal signed within the First Quarter. A very positive sign that occurred recently was the signing up of 5 study design licenses with our Data Architect Tool in the eClinical™ Platform from a customer who had previously performed all of their trials with our legacy product. From the economic standpoint, they realized the advantages of internally designing their own trials and they now have transitioned over to the new Platform for their future studies. As we have stated before when the legacy EDC Platform is ultimately phased out, we will benefit from lower delivery costs because the Citrix and Microsoft Licenses will no longer be required. These direct costs are gradually declining now as the monthly user base on the previous Platform is adjusted downward. Previously, we have run as high as $25,000 per month of direct costs in order to deploy that Platform and we are now down to approximately $12,000 per month, which will gradually decline to zero at the end of 2009. These factors should also contribute to the beneficial effects on our gross margin moving forward.

I would like to make some brief overall business and market update comments. First, our progress with NTT DATA. Our relationship with NTT DATA continues to advance. During this Quarter, our respective teams have been working closely on continued training on our eClinical™ Platform and our Consultation Group has been working to assist NTT DATA on the establishment of standard operating procedures and clinical trial processes so that they can not only pass any challenging audits that may ensue, but also to ensure that they are equipped to be able to deliver clinical trials in Japan with the greatest quality and efficiency. We are working hand-in-hand on the Marketing and Sales side with NTT DATA as well and they will be present in our booth at the upcoming Annual DIA Trade Show in Boston in June. NTT has developed a set of promising leads for clinical trials within Japan with a variety of sponsors. To date, none of these have been closed as an official contract for NTT but progress towards those ends continue to be made. We will keep you updated on their progress. DATATRAK did initiate a new clinical trial this Quarter with a project that will have some sites located in Japan. With the support of the sponsor, we have involved NTT DATA team in providing helpdesk support of the Japanese sites in this project.

I want to mention a little bit about our CRO Connect Program, which we launched during this Quarter. At a tradeshow in Las Vegas a few weeks ago, we launched our CRO Connect Program that expedites the ability of any CRO to be able to take control over the delivery of our eClinical™ Platform and bring cost savings and accelerated drug development directly to their clients. We anticipate that we will receive additional market exposure through this effort with the mid tier to boutique CRO market on a global scale. Furthermore, we have clients who favor our technology, yet outsource a significant portion of their clinical development work that are requesting a listing from us of CROs that can effectively implement trials with DATATRAK eClinical™ so that there are minimal adjustments with internally solidified processes and procedures that need to be made when selecting and outsourcing a group to run their trials.

I would like to highlight a case study on the advantage of data unification that we experienced with one of our clients, which is progressing. There is one more customer situation that I would like to highlight as it portrays continued maturity of this market, along the lines that we have appropriately planned for with our broad eClinical™ Platform. We currently have an existing client using DATATRAK eClinical™ that has recently seen the new advancements we continue to make in the Platform. In this instance, medical coding is the topic of interest to them. Currently, they utilize a homegrown medical coding system for their adverse events. As is the case with the majority of this industry in many areas, from coding to randomization to safety or pharmaco vigilance efforts, different functional groups within a single organization utilize completely different systems. Yet, at the end of the day, they must unify all of the data on their drugs or devices no matter from where such data originates. This means that many customers have to painfully integrate data from different sources or in some cases, manually enter the information from one in term system into the final system. This is a completely disjointed costly and timely consuming approach compared to what we can offer with our eClinical™ Platform. Our eClinical™ Platform largely solves this headache. In this client instance, once they saw what could easily be accomplished with our Coding Manager function, that is within the same user interface and database that houses all of their other clinical information, they decided to move down the pathway of discarding their less efficient approach in favor of our more complete unified approach that will provide routine electronic data collection, combined with medical coding. This approach will completely avoid any costs or time delays associated with integration or manually required steps to unify their information, not to mention the elimination of any maintenance of license costs associated with previous applications.

Along similar lines to this, we are involved in the early stages with a global safety initiative to begin in Europe related to this exact situation in the pharmaco vigilance or safety area. This initiative involves open communications from a multitude of sponsors and CROs regarding the challenges they all face while trying to unify their data. Virtually all of these clients have the major headache of integration or manual steps that we could help them completely avoid. The mission for us and for them is to justify the business case and the inertial challenges involved with discarding a traditional way of doing things that has years of history with established legacy systems.

In a general way, our progress and experiences in these types of situations lose to date clearly the corporate challenges and complexities that DATATRAK has had in this market, but with time and education, we are making progress customer-by-customer. This point on pharmaco vigilance may have particular strategic significance and advantages for us moving forward as you are all probably aware of the announcement from the FDA of a couple of weeks ago where they are aggressively hiring 1300 people to be focused solely on the emphasis of safety for the agency. With the problems that have occurred in this area over the past few years, the importance of scrutiny in this area is going to increase, as we were the first to have emphasized this several years ago.

In summary, at this time our outlook for 2008 as presented in February and confirmed today is continuing. Though long-term visibility remains a challenge, the initiatives we put into place in 2007 are beginning to yield positive results. We remain focused and are working diligently to return to a positive cash flow environment as quickly as possible and we appreciate your continued interest and support. We would be happy to answer any questions that you might have.

(Pause)

DR. JEFFREY GREEN:	Dani, are you there?

OPERATOR:	Thank you Sir. At this time, if you would like to ask a question, please press “*” then “1” on a touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2” to remove yourself from the list.

And now our first question comes from Chris Ryder of Lucrum Capital. Please go ahead, Sir.

CHRIS RYDER:	Good afternoon.

DR. JEFFREY GREEN:	Hi Chris!

CHRIS RYDER:	Two questions, first is what Quarterly run rate revenue do you think is necessary to have your cash flow break even target?

DR. JEFFREY GREEN:	I’ll turn that over to Ray.

RAY MERK:	Chris, I think we touched on this the last Call and it is right in that $16.0 Million to $18.0 Million dollar range.

CHRIS RYDER:	Annual?

RAY MERK:	Yeah

CHRIS RYDER:	Can you break it down to a Quarterly?

RAY MERK:	We just want to stick with the annual number there.

CHRIS RYDER:	Okay and the second question is you talked about your trial with wins and your clients. You referenced 30 clients?

DR. JEFFREY GREEN:	Yes

CHRIS RYDER:	Any significant losses? And to whom?

DR. JEFFREY GREEN:	Loss of a client or loss of a contract?

CHRIS RYDER:	Client losses.

DR. JEFFREY GREEN:	No, not at all.

CHRIS RYDER:	You mentioned that one of the legacy clients had transferred?

DR. JEFFREY GREEN:	Yes that is correct.

CHRIS RYDER:	So from the old Platform to the new Platform?

DR. JEFFREY GREEN:	That is correct. Actually there is more than one, but the one we talked about on the Call purchased 5 design licenses for their people, design trials on their own.

CHRIS RYDER:	And what is the distinction between a design license and a contract?

DR. JEFFREY GREEN:	A design license is an annual fee, it is usually their Data Management Team can design an unlimited number of trials by paying the annual license fee and is all based on a per user’s basis.

CHRIS RYDER:	So this isn’t an actual trial sign, it is an indication of potential trial opportunities.

DR. JEFFREY GREEN:	That is correct. They underwent what we used to call technology transfer with a legacy product. They were very comfortable doing that. They know the cost savings. It can bring them and we have also told them, of course, we are phasing out the legacy product at the end of ‘09 — that is what it look like right now and if they wanted to move forward in the future, it would be best if they went on the new Platform.

CHRIS RYDER:	And then one last question. If NTT DATA were to sign a contract sometime in 2008, how would that be reflected in your backlog or would there be an impact on your backlog?

DR. JEFFREY GREEN:	If they required services from us that would be added to the backlog. The data items, of course, they have prepaid those, so those would not be part of the backlog.

CHRIS RYDER:	Okay thank you.

OPERATOR:	Our next question comes from Clayton Ripley from Bares Capital Management. Please go ahead.

CLAYTON RIPLEY:	Hi, good afternoon.

DR. JEFFREY GREEN:	Hello!

CLAYTON RIPLEY:	My main question is regarding solvency issues. If you... I guess walk me through the options you have if and when you need to raise money to fund working capital?

DR. JEFFREY GREEN:	Obviously, a very appropriate question. We monitor our cash and working capital extremely closely. We, obviously, are very attune to that situation. We have no plans in this point and time to raise additional capital now, although it is possible that moving down the road, that that would be a consideration. There are also considerations that the Board continually evaluates related to either M&A activity or capital raising and we are aware of all of those possible options. Nothing has been ruled out in this point and time.

CLAYTON RIPLEY:	What would be I guess specifically what options do you have? Can you go back into the market and issue stock, can you?

DR. JEFFREY GREEN:	I would prefer not to speculate about that. We have done pipes before in the past, but obviously the stock price situation makes that extremely challenging. What we are focused on right now is building momentum in the business.

CLAYTON RIPLEY:	Do you have a line of credit?

DR. JEFFREY GREEN:	We do, we’ve never activated it.

CLAYTON RIPLEY:	Good, okay could you talk about this $6.0 Million dollar I guess accounts payable, another current liability may be the reason that is up so much from past Quarters?

RAY MERK:	Clayton, this is Ray Merk here. Really the swing there, that represents the remaining amount due on the clip sign notes. It has not shifted from long-term to short-term and that is really what you are seeing there.

CLAYTON RIPLEY:	And then the headcount cuts last I guess last Quarter, Fourth Quarter 2007, have you seen that affect your business negatively in terms of serving your customers?

DR. JEFFREY GREEN:	Actually I would honestly say we have not. Those things are always painful to do but I think throughout 2007 we went from approximately 120 employees to now 75. I guess the reason why my answer might be that we haven’t seen any issues is that Operations was mostly affected and when your trial volume is not what you had projected and built your operational staff for, you can do proportionate reductions there.

CLAYTON RIPLEY:	Okay thank you.

OPERATOR:	The next question comes from Patricia Stone of Helios. Please go ahead.

PATRICHA STONE:	Patricia Stone here.

DR. JEFFREY GREEN:	Hi Patty!

PATRICHA STONE:	Hey can I just get some what I think I heard you say that the SA safety module is now up and running and fully functional?

DR. JEFFREY GREEN:	No, I didn’t say that it was up and running. I said that we were involved with the safety initiative, involving multiple sponsors and CROs and that the major headache that everyone has as you well know is the integration of data from different systems and that our unified Platform actually solves the biggest headache in terms of a purer safety module of signal detection and pharmaco vigilance. That is planned in our development effort moving forward. We are not there yet, however, the unified Platform solves the major problem that we are hearing from everybody out there.

PATRICHA STONE:	Oh absolutely and you know it made me quite excited because the unified Platform is there and I thought maybe the actual module had actually occurred, but it is in development.

DR. JEFFREY GREEN:	It’s in development and it is incorrect to say that we have a safety module, but we’ve got the right foundation to build upon it.

PATRICHA STONE:	Excellent! Thank you.

OPERATOR:	We have a question from Andrew Bugyis, who is a Private Investor. Please go ahead.

ANDREW BUGYIS:	Hey Doc!

DR. JEFFREY GREEN:	Hey Andy!

ANDREW BUGYIS:	A private investor, do you like that?

DR. JEFFREY GREEN:	(Laugh)

ANDREW BUGYIS:	Listen, I want to go back to the precipitous decline in revenues that the company has experienced between ‘05 and now. In your 10-K, the numbers you present on Osaka, I can never pronounce that (Dr. Green says that is correct), their portion of their revenues declined from 59% in ‘05 to 15% last year. If you do a little subtraction, what happened was that your total revenues went from $15.7 to $10.7 or a decline of $5.0 Million dollars over that period and their contribution to your revenues went down by $.7 Million dollars. So in reality despite the fact that their revenues fell off a cliff, your other business grew from $6.4 Million to $9.1 in revenues or 42% over the 2005 to 2007 time period.

DR. JEFFREY GREEN:	That sounds correct to me.

ANDREW BUGYIS:	All right, this occurrence... These folks are still your customers, correct?

DR. JEFFREY GREEN:	Yes Osaka is an active client and in fact they also have a representative on our Product Advisory Council that helps us steer future development.

ANDREW BUGYIS:	Okay to quote Yogi Bear, “do we have a chance at déjà vu all over again.” It appears that this has been a dramatic fall off in business from a customer who represented 59% of your revenues in 2005. They have gone from $9.3 Million to $1.6 Million. As this company grows, there is little chance that anyone is going to represent 59% of your revenues, correct? You would think you would diversify away from that, right?

DR. JEFFREY GREEN:	Well if somebody wanted to do that, I guess we would take it at any time, but I would prefer to have it more evenly distributed.

ANDREW BUGYIS:	All right and likely so. You didn’t want to turn this business away from them, but I assume and maybe this is the mistake in my logic, I assume these folks are continuing to do clinical trials.

DR. JEFFREY GREEN:	Yes they are.

ANDREW BUGYIS:	Then how did they go from $9.3 to $1.6 if they are still your good and valued friend and on your Board and everything like that? How does that happen?

DR. JEFFREY GREEN:	That company especially I would classify Otsuka as sort of a mid tier, certainly not a top 10 pharma. It all depends on what their pipeline of development needs to be done. When they were doing a large amount of work with us, many of those trials were large cardiovascular studies that contained 2000 to 3000 patients. So depending upon what their therapeutic pipeline needs to be developed, they could indeed be in a pipeline of drugs that don’t require that magnitude of trials.

ANDREW BUGYIS:	So their actual expenditures on trials, based on what you said, is down relative to where it was in ‘05. It is not like they are giving some of their business to somebody else?

DR. JEFFREY GREEN:	I don’t know exactly what their expenditures are, but I do know that their pipeline of trials is down from where it was in 2005.

ANDREW BUGYIS:	Okay that’s good enough. I appreciate it. Thank you.

OPERATOR:	Our next question comes from Bill Stigleman of Novartis. Please go ahead.

BILL STIGLEMAN:	Hey Jeff, how are you doing?

DR. JEFFREY GREEN:	Good Bill, how are you doing?

BILL STIGLEMAN:	Not bad, just a quick question about share price. Just wondering if there is any timeframe that typically uses as a frame of reference for valuations less than a dollar before they consider actions like you listing and if they were to do that, your expectations of any impact on the company from that happening. Any feel for how that is likely to play out?

DR. JEFFREY GREEN:	Good question. You know we’ve been down this road before. In 2002 timeframe, we went from the NASDAQ National Market to the small cap. That had virtually no impact whatsoever. I suppose we could have applied for relisting back up to the National Market again, but since there wasn’t any disadvantage, we did not do that. I believe the timeframe is approximately 30 days. If the stock price stays depressed, the SEC can choose to go down the delisting route and if that occurs, then that would put you on the OTC market, which is the third rung down and really I’m not an expert in this area, but many of the people on the Call might know that, but the ability to trade freely in any of those three markets is not as restrictive as it used to be in the past.

BILL STIGLEMAN:	Thanks!

OPERATOR:	And again, if you would like to ask a question, please press “*” then “1” on a touchtone phone.

DR. JEFFREY GREEN:	No further questions Dani?

OPERATOR:	At this time it would appear there are no further questions, Sir.

DR. JEFFREY GREEN:	Well all right, thank you everyone and we’ll speak with you next Quarter. Thanks for your attendance.